Exhibit 99.1

OneSpaWorld Reports Record Fourth Quarter and Fiscal Year 2024 Results

Total Revenues of $217.2 Million, Income from Operations of $17.2 Million and Adjusted EBITDA of $26.7 Million

Reaffirms Fiscal Year 2025 Guidance

Introduces First Quarter 2025 Guidance of $215 to $220 Million in Revenue and $25 to $27 Million in Adjusted EBITDA

Board Declares Quarterly Dividend of $0.04 Per Share

Nassau, Bahamas, February 19, 2025 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products onboard cruise ships and in destination resorts around the world, today announced its financial results for its fourth quarter and twelve months of fiscal 2024, ended December 31, 2024.

Leonard Fluxman, Executive Chairman, Chief Executive Officer and President, commented: “We delivered a strong finish to an excellent year with fiscal 2024 marking another record for Total revenues, Income from operations and Adjusted EBITDA. Our second consecutive year of record performance continues to evidence the combined power of our global operations, innovation across our business, outstanding team, and strong financial position; all focused on delivering extraordinary experiences for our health and wellness center guests and invaluable service to our cruise line and destination resort partners. I want to especially recognize our dedicated, passionate and enormously capable team whose steadfast commitment and contributions every day produced our robust results.”

Mr. Fluxman continued: “Our year was highlighted by Total revenues increasing 13% to $895.0 million, Income from operations increasing 44% to $78.1 million, and Adjusted EBITDA increasing 26% to $112.1 million, compared with our fiscal 2023 prior record levels. Our results reflect increases across all key operating metrics driven by increasing productivity as our team implemented our strategic growth, operating and guest experience initiatives across our business. We added seven new maritime health and wellness centers and entered into a seven-year agreement with Royal Caribbean International and Celebrity Cruises, extending our more than 30-year relationship. And, based on our strong competitive position, balance sheet and outlook, our board approved the initiation of a quarterly cash dividend and share repurchase program. We are equally proud to have published our inaugural Sustainability & Social Responsibility Report documenting our unwavering commitment to exemplary care for our employees, outstanding service to our cruise line and destination resorts partners and their guests, and responsible stewardship of the environment and the communities our Company impacts across the globe.”

“We begin fiscal 2025 strongly positioned and expect to deliver another year of record performance,” concluded Mr. Fluxman.

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, added, “we ended the year with total cash of $58.6 million and full availability of our $50 million revolving loan facility, giving us total liquidity of $108.6 million. The year saw us enhance our capital structure, reducing debt to $100 million and increasing our public float with the full exit of our private equity investor, Steiner Leisure Limited. We move forward with an efficient capital structure and strong cash flow generation that will enable us to invest in continuing to drive long-term growth, together with our dividend and share repurchase programs and debt paydown.”

Mr. Lazarus concluded, “with our strong 2024 performance and a positive outlook, we affirm our recently provided full fiscal year 2025 guidance, reflecting high-single digit Revenues and Adjusted EBITDA growth at the mid-points of our guidance ranges as compared to fiscal 2024 results.”

Fourth Quarter 2024 Highlights:

•
Total revenues increased 11% to $217.2 million compared to $194.8 million for the fourth quarter of 2023;
•
Income from operations increased 37% to $17.2 million compared to $12.6 million for the fourth quarter of 2023; and
•
Adjusted EBITDA increased 14% to $26.7 million compared to $23.4 million for the fourth quarter of 2023.

Fiscal Year 2024 Highlights:

•
Total revenues increased 13% to $895.0 million compared to $794.0 million for fiscal year 2023;
•
Income from operations increased 44% to $78.1 million compared to $54.2 million for fiscal year 2023; and
•
Adjusted EBITDA increased 26% to $112.1 million compared to $89.2 million for fiscal year 2023.

Operating Network Update:

•

Cruise Ship Count: The Company ended the fourth quarter with health and wellness centers on 199 ships and an average ship count of 188 for the quarter, compared with 193 ships and an average ship count of 184 ships for the fourth quarter of 2023.

•

Destination Resort Count: The Company ended the fourth quarter with 50 destination resort health and wellness centers and an average destination resort count of 51 for the quarter, compared with 51 destination resort health and wellness centers and an average destination resort count of 51 for the fourth quarter of fiscal 2023.

•	Staff Count: The Company ended the fourth quarter with 4,352 personnel operating our cruise ship health and wellness centers, compared with 4,120 personnel on vessels at December 31, 2023.

Liquidity Update:

•

Cash at December 31, 2024 totaled $58.6 million after payment of dividends totaling $4.2 million in the quarter. Liquidity, including the Company’s fully undrawn $50 million credit facility, totaled $108.6 million at December 31, 2024.

•	The Company expects to generate positive Cash flow from operations for fiscal year 2025.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Fourth Quarter Ended December 31, 2024 Compared to December 31, 2023

•
Total revenues increased 11% to $217.2 million compared to $194.8 million for the fourth quarter of 2023. The increase in each of Service revenues and Product revenues were driven by fleet expansion which contributed $11.2 million, a 5% increase in our guest spend, which positively impacted revenue by $8.6 million, and $3.7 million of higher onboard penetration leading to more guests utilizing our cruise ship health and wellness centers. Contributing to the increased volume and spend was $3.5 million in increased pre-booked revenue on health and wellness centers included in our ship count as of December 31, 2024.
•
Cost of services were $145.3 million compared to $131.8 million for the fourth quarter of 2023. The increase was primarily attributable to costs associated with increased Service revenues of $175.8 million in the quarter from our health and wellness centers at sea and on land, compared with Service revenues of $158.9 million in the fourth quarter of 2023.
•
Cost of products were $35.0 million compared to $30.7 million in the fourth quarter of 2023. The increase was primarily attributable to costs associated with increased Product revenues of $41.4 million for the quarter from our health and wellness centers at sea and on land, compared to Product revenues of $35.9 million for the fourth quarter of 2023.
•
Net income was $14.4 million, or Net income per diluted share of $0.14, as compared to Net loss of ($7.3) million or Net loss per diluted share of ($0.07) for the fourth quarter of 2023. The change was primarily attributable to a $10.8 million positive change in the fair value of warrant liabilities reflected in Other income (expense), a $7.2 million decrease in Interest expense, net and a $4.6 million increase in Income from operations. All warrants were exercised or cancelled in 2024 with zero expense incurred during the fourth quarter of 2024. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the fourth quarter of 2023, reflecting changes in market prices of our common stock and other observable inputs deriving the value of these financial instruments. The $7.2 million decrease in Interest expense, net, was primarily attributable to lower debt balances, offset by a one-time $5.4 million deleveraging fee incurred during the fourth quarter of 2023. The $4.6 million change in Income from operations primarily derived from the increase in the number of health and wellness centers onboard ships operating during the year and increased productivity of our Maritime health and wellness centers.
•
Adjusted net income was $21.4 million, or Adjusted net income per diluted share of $0.20, as compared to Adjusted net income of $12.5 million, or Adjusted net income per diluted share of $0.12, for the fourth quarter of 2023.
•
Adjusted EBITDA was $26.7 million compared to Adjusted EBITDA of $23.4 million in the fourth quarter of 2023.

Fiscal Year 2024 Ended December 31, 2024 Compared to December 31, 2023

•
Total revenues increased 13% to $895.0 million compared to $794.0 million for the year ended December 31, 2023. The increase in each of Service revenues and Product revenues was driven by a 4% increase in our revenue days of the existing fleet, which positively impacted revenue by $39.3 million, a 4% increase in our guest spend, leading to a $32.4 million increase, and fleet expansion, which contributed $31.8 million. Contributing to the increased volume and spend was $20.3 million in increased pre-booked revenue on health and wellness centers included in our ship count as of December 31, 2024.
•
Cost of services were $599.8 million compared to $541.4 million in the year ended December 31, 2023. The increase was primarily attributable to costs associated with increased Service revenues of $723.3 million for the year ended December 31, 2024, compared with Service revenues of $648.1 million for the year ended December 31, 2023.
•
Cost of products were $145.8 million compared to $125.6 million for the year ended December 31, 2023. The increase was primarily attributable to costs associated with increased Product revenues of $171.7 million for the year ended December 31, 2024, compared to Product revenues of $146.0 million for the year ended December 31, 2023.
•
Net income was $72.9 million, or Net income per diluted share of $0.69, as compared to Net loss of ($3.0) million or Net loss per diluted share of ($0.03) for the year ended December 31, 2023. The change was primarily attributable to a $45.2 million positive change in the fair value of warrant liabilities reflected in Other income (expense), a $12.2 million decrease in Interest expense, net and a $23.9 million increase in Income from operations. All warrants were exercised or cancelled in 2024. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during fiscal year 2023 reflecting changes in market prices of our common stock and other observable inputs deriving the value of these financial instruments. The $12.2 million decrease in Interest expense, net, was primarily due to lower debt balances, offset by a one-time $5.4 million deleveraging fee incurred during the fourth quarter of 2023. The $23.9 million change in Income from operations primarily derived from the increase in the number of health and wellness centers onboard ships operating during the year and increased productivity of our Maritime health and wellness centers.
•
Adjusted net income was $89.7 million, or Adjusted net income per diluted share of $0.85, compared to Adjusted net income of $61.9 million, or Adjusted net income per diluted share of $0.63, in the year ended December 31, 2023.
•
Adjusted EBITDA was $112.1 million compared to Adjusted EBITDA of $89.2 million for the year ended December 31, 2023.

Balance Sheet Highlights

•
Cash at December 31, 2024, was $58.6 million, compared to $28.9 million at December 31, 2023.
•
Total debt, net of deferred financing costs was $98.6 million at December 31, 2024, compared to $158.2 million at December 31, 2023. The $50 million revolving facility entered into during the third quarter of 2024 remained undrawn at December 31, 2024.

Fiscal Year 2025 Guidance

	Three Months Ended March 31, 2025		Year Ended December 31, 2025
Total Revenues	$215-220 million	*	$950-970 million
Adjusted EBITDA	$25-27 million		$115-125 million

* The Company noted that due to the leap year in fiscal 2024, the first quarter of fiscal 2025 includes one less operating day versus the first quarter of fiscal 2024. In addition, the Company expects a higher number of dry docks for the first quarter of fiscal 2025 versus the first quarter of fiscal 2024. The combination of both factors is expected to negatively impact Total revenues for the first quarter of fiscal 2025 by approximately $4.3 million. In addition, the Company noted that it expects to open health and wellness centers on board nine new ship builds in fiscal 2025, the majority of which are expected to commence voyages in the fourth quarter of fiscal 2025.

Conference Call Details

A conference call to discuss the fourth quarter and twelve months of 2024 financial results is scheduled for Wednesday, February 19, 2025, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10196413 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10196413. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, February 19, 2025 until 11:59 p.m. Eastern Time on Wednesday, February 26, 2025. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 199 cruise ships and at 50 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of outbreaks of illnesses on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
			$	%			$	%
	2024	2023	Inc/(Dec)	Inc/(Dec)	2024	2023 (1)	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$175,811	$158,887	$16,924	11%	$723,273	$648,091	$75,182	12%
Product revenues	41,395	35,919	5,476	15%	171,746	145,954	25,792	18%
Total revenues	217,206	194,806	22,400	11%	895,019	794,045	100,974	13%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	145,332	131,708	13,624	10%	599,756	541,356	58,400	11%
Cost of products	34,984	30,700	4,284	14%	145,799	125,649	20,150	16%
Administrative	5,416	4,349	1,067	25%	18,451	17,111	1,340	8%
Salary, benefits and payroll taxes	9,351	9,097	254	3%	35,630	36,805	(1,175)	(3)%
Amortization of intangible assets	4,516	4,205	311	7%	16,947	16,823	124	1%
Long-lived assets impairment	376	2,129	(1,753)	(82)%	376	2,129	(1,753)	(82)%
Total cost of revenues and operating expenses	199,975	182,188	17,787	10%	816,959	739,873	77,086	10%
Income from operations	17,231	12,618	4,613	37%	78,060	54,172	23,888	44%
OTHER (EXPENSE) INCOME:
Interest expense, net	(1,209)	(8,427)	7,218	86%	(8,881)	(21,115)	12,234	58%
Change in fair value of warrant liabilities	—	(10,821)	10,821	100%	7,677	(37,557)	45,234	120%
Total other (expense) income, net	(1,209)	(19,248)	18,039	94%	(1,204)	(58,672)	57,468	98%
Income (loss) before income tax expense	16,022	(6,630)	22,652	342%	76,856	(4,500)	81,356	1808%
INCOME TAX EXPENSE (BENEFIT)	1,634	674	960	142%	3,992	(1,526)	5,518	362%
NET INCOME (LOSS)	$14,388	$(7,304)	$21,692	297%	$72,864	$(2,974)	$75,838	2550%
NET INCOME (LOSS) PER SHARE:
Basic	$0.14	$(0.07)			$0.70	$(0.03)
Diluted	$0.14	$(0.07)			$0.69	$(0.03)
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	104,627	100,232			104,024	97,826
Diluted	105,478	100,232			104,940	97,826

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Selected Statistics
Period End Ship Count	199	193	199	193
Average Ship Count (1)	188	184	190	180
Average Weekly Revenues Per Ship	$83,913	$75,903	$86,213	$80,013
Average Revenues Per Shipboard Staff Per Day	$550	$520	$572	$555
Revenue Days (2)	17,307	16,959	69,365	65,670
Period End Resort Count	50	51	50	51
Average Resort Count (3)	51	51	52	50
Average Weekly Revenues Per Resort	$13,219	$15,165	$13,962	$15,242
Capital Expenditures (in thousands)	$3,310	$2,544	$6,743	$5,415

	Forecasted
	Q1 2025	FY 2025
Period End Ship Count	199	207
Average Ship Count (1)	193	195
Period End Resort Count	50	50
Average Resort Count (2)	49	50

(1)

Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2)	Revenue Days reflects a day on which the health and wellness centers are open onboard a revenue generating cruise with passengers.

(3)

Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share and Adjusted EBITDA.

We define Adjusted net income as Net income (loss), adjusted for items, including Change in fair value of warrant liabilities: increase in Depreciation and amortization resulting from the Business Combination; Long-lived assets impairment; and Stock-based compensation. Adjusted net income per diluted share is defined as Adjusted net income divided by Diluted weighted average shares outstanding during the period, as if such shares had been outstanding during the entire three and twelve month periods ended December 31, 2024 and 2023.

We define Adjusted EBITDA as Net income (loss) adjusted for items, including Income tax expense (benefit); Interest expense, net; Change in fair value of warrant liabilities; Depreciation and amortization; Long-lived assets impairment; Stock-based compensation; and Business combination costs as set forth below.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share and Adjusted EBITDA have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income (loss) to Adjusted net income (loss) for the fourth quarters and year-to-date periods ended December 31, 2024 and 2023 and Adjusted net income (loss) per diluted share for the fourth quarters and year-to-date periods ended December 31, 2024 and 2023 (amounts in thousands, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$14,388	$(7,304)	$72,864	$(2,974)
Change in fair value of warrant liabilities	—	10,821	(7,677)	37,557
Depreciation and amortization (a)	3,761	3,761	15,044	15,044
Long-lived assets impairment	376	2,129	376	2,129
Stock-based compensation	2,907	3,093	9,071	10,138
Adjusted net income	$21,432	$12,500	$89,678	$61,894
Adjusted net income per diluted share	$0.20	$0.12	$0.85	$0.63
Diluted weighted average shares outstanding	105,478	100,232	104,940	97,826

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net (loss) income to Adjusted EBITDA for the fourth quarter and year-to-date periods ended December 31, 2024 and 2023 (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$14,388	$(7,304)	$72,864	$(2,974)
Income tax expense (benefit)	1,634	674	3,992	(1,526)
Interest expense, net	1,209	8,427	8,881	21,115
Change in fair value of warrant liabilities	—	10,821	(7,677)	37,557
Depreciation and amortization	6,186	5,542	24,276	22,040
Long-lived assets impairment	376	2,129	376	2,129
Stock-based compensation	2,907	3,093	9,071	10,138
Business combination costs (b)	—	—	293	713
Adjusted EBITDA	$26,700	$23,382	$112,076	$89,192

(b) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with the secondary offering and warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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